Exhibit 10.63

EMPLOYMENT AGREEMENT

BETWEEN

ALLARITY THERAPEUTICS A/S

AND

STEEN KNUDSEN, Ph.D.

Allarity Employment Agreement_Steen Knudsen_Nov. 5, 2021

ALLARITY THERAPEUTICS A/S

CVR-no. 28106351

Venlighedsvej 1

2970 Hørsholm
Denmark

(hereinafter referred to as the “Company ”)

AND

Steen Knudsen, Ph.D.

(hereinafter referred to as the “Executive”)

(hereinafter collectively referred to as the “Parties” or individually the “Party”)

have today, November 5, 2021, entered the following

Employment Contract

(hereinafter referred to as the “Contract”)

1.	Background

1.1	With effect from September 1, 2004 the Executive was employed by the Company in the position of Chief Scientific Officer (CSO).

1.2	In connection with a contemplated restructuring of the Company, involving a delisting of the Company from Nasdaq First North stock market (Stockholm, Sweden) and whereby ALLARITY THERAPEUTICS, INC. will become the parent company of the Company and be listed on the U.S Nasdaq stock market (hereinafter referred to as the “Transaction”), the Company has decided to update all employment contract for current employees preparing for the Transaction. The Company, ALLARITY THERAPEUTICS, INC. and any existing or future subsidiaries or affiliated companies of either of these are hereinafter collectively referred to as the “ALLARITY Group”.

1.3	On this basis, the Parties agree that with effect from December 1, 2021 (hereinafter referred to as the “Effective Date”) this Contract (including Appendices 1 and 2) sets forth the entire Contract between the Parties with respect to the employment of the Executive, and shall supersede all prior Contracts, promises, and understandings (either oral or written) between the Parties, including any and all prior executed, enforceable and profit-sharing or IDP (“Phantom”) bonus Contracts or other incentive programs, which are hereby expressly waived by the Executive in exchange for, and in consideration of, the Converted Options pursuant to Section 7.5 herein (and Appendix 2).

2.	Period of employment (seniority), position, duties and reporting line

2.1	Whenever relevant for the Executive’s legal position, his seniority shall be calculated from September 1, 2004.

2.2	The Executive shall continue in the position as Chief Scientific Officer of the ALLARITY Group, effective December 1, 2021.

Allarity Employment Agreement_Steen Knudsen_Nov. 5, 2021

2.3	Without prejudice to the duties imposed by law, the Executive shall, to the best of his ability, promote, develop and further the interests of the ALLARITY Group, comply with all applicable legal requirements and the ALLARITY Group’s applicable policies and procedures that have been furnished to him, and, subject to the terms of this Contract, shall devote his full working time to the business and the affairs of the Company/ the ALLARITY Group. This Contract shall not be construed as preventing the Executive from engaging in charitable and community affairs, participating in industry trade association activities, or giving attention to his or his family’s passive investments, provided that such activities do not unreasonably interfere with the Executive’s duties and responsibilities to the Company/ the ALLARITY Group. Passive investments shall mean publicly traded stocks, bonds, retirement funds or other similar investments, including investments in privately held companies so long as any such investment does not require any material amount of time or attention of the Executive during the workday.

2.4	The Executive shall report to the Chief Executive Officer (CEO) of the Company and the Executive shall perform such duties and exercise his powers, authorities, and decisions, consistent with his position as the Executive as well as any such other duties and responsibilities as determined by the CEO in his sole discretion from time to time, within/under the conditions and restrictions, delegated to the Executive by the CEO.

2.5	Subject to the directives of the CEO and the terms of this Contract, the Executive shall do all acts and things in the ordinary course of business of the Company consistent with his position as Executive, which may be necessary or conducive to the interest of the ALLARITY Group and in particular, but without prejudice to the generality of the foregoing, the Executive shall be responsible for the day-to-day advancement of the ALLARITY Group’s business goals and activities within their area of responsibility, and shall participate as part of executive management of the Company.

2.6	The day-to-day responsibilities of the Executive do not include decisions/acts, which, compared to the business of the Company or the specific situation of the Company, are considered outside of the ordinary conduct of business and reasonably would be expected to have material impact on the business of the Company/ the ALLARITY Group. Such decisions/acts must always be submitted to the CEO for prior approval, unless such approval cannot be awaited without the business of the Company being subject or exposed to a material adverse impact therefrom. If prior approval has not been obtained, the CEO must be informed in writing of any decisions/acts made as soon as practicable.

2.7	The Executive shall be responsible, as soon as practicable after he becomes aware thereof, for adequately informing the CEO of any facts that reasonably would be expected to have a material impact on the Company’s business activities and that have not previously been disclosed to the CEO and the Board of Directors.

3.	Workplace and working hours

3.1	The Executive will primarily work from the domicile of the Company, currently located at Venlighedsvej 1, 2790 Hørsholm, Denmark. The Executive shall engage in travel, including international travel, as reasonably may be required by the business of the Company/the ALLARITY Group, and it is anticipated that the Executive will travel to the ALLARITY Group’s U.S. headquarters as requested by the CEO and/or as necessary to advance the goals and activities of the ALLARITY Group.

3.2	The weekly working hours will be 37.5 hours exclusive of lunch, distributed on 5 working days normally between 9:00 a.m. to 5:00 p.m.

3.3	The Executive is entitled to a lunch break of 30 minutes per working day. The lunch break is to be held with due consideration to the performance of the work tasks.

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3.4	The Executive acknowledges and accepts that the employment, (within the frames of the Danish Act on Working Time), is not subject to maximum working hours and that the Executive is obliged to assume working overtime to the extent necessitated by the work task. The Executive is likewise obliged to participate in meetings with the management of the Company, and the Executive must - to the extent necessary - participate in training courses and business meetings beyond normal working hours. Overtime, including overtime performed on Sundays and Public Holidays and in connection with travelling activities is not compensated separately, neither through salary nor through time off in lieu. The base salary in clause 5.1 below thus includes payment for such overtime.

3.5	As the Executive’s actual number of working hours per week is not fixed, due to the obligation to work overtime, the Executive will be responsible – together with the Company – for ensuring that the Executive’s actual weekly working hours do not exceed 48 hours on an average over a period of 4 months – e.g., by notifying the Company immediately if, in the Executive’s opinion, there is a risk that the working hours performed exceeds this level, cf. the Danish Act on Working Time

4.	Engagement in other business

4.1	The Executive has advised the Company of any other board roles held by Executive, as of the Effective date of this Contract, which other board roles are listed on Appendix 1 attached hereto. The Executive shall be permitted to serve on the board of directors of other companies that are not in competition with the Company with the approval of the Board of Directors of the Company, which shall not unreasonably be withheld, provided that it is acknowledged and agreed that the Board of Directors of the Company shall not be required to approve the Executive’s service on the board of directors of more than two (2) companies at any time. Subject to the provisions of Section 2.3 and the foregoing positions on boards of directors of other companies, the Executive is obligated to put his entire working capacity at the disposal of the Company and to work completely and loyally in the interest of the Company/ALLARITY Group.

4.2	It is a prerequisite for any involvement in other businesses, except such involvement as expressly permitted in this Contract, that the Executive submits a written request to the CEO for approval and that the written request contains an adequate description of the character and the volume of the task. The CEO may grant the Executive’s request for approval of permission to perform such other task in its sole discretion and shall communicate its approval or rejection of the request in writing.

5.	Duty of confidentiality

5.1	The Executive is under an obligation to always protect the interests of the ALLARITY Group and may not, except in the proper performance of the Executive’s services under this Contract, disclose to any third party any Confidential Information obtained in the performance of the Executive’s services. For purposes of this Contract, Confidential Information means all data, information, ideas, concepts, discoveries, trade secrets, inventions (whether or not patentable or reduced to practice), innovations, improvements, know-how, developments, techniques, methods, processes, treatments, drawings, sketches, specifications, designs, plans, patterns, models, plans and strategies, and all other confidential or proprietary information or trade secrets in any form or medium (whether merely remembered or embodied in a tangible or intangible form or medium) whether now or hereafter existing, relating to or arising from the past, current or potential business, activities and/or operations of the ALLARITY Group or any (or any of their respective predecessors, successors or permitted assigns), including, without limitation, any such information relating to or concerning finances, sales, marketing, advertising, transition, promotions, pricing, personnel, customers, suppliers, vendors, partners and/or competitors. Provided that, Confidential Information does not include information which (i) is already publicly available or becomes publicly available; (ii) is already generally known in the industry or becomes generally known in the industry without the Executive’s participation in violation of his obligations under this Section 5; and/or (iii) is independently derived by the Executive without reference to any Confidential information disclosed to Executive by Company/ALLARITY Group, as established by written records. In the event of uncertainty as to whether certain information may be disclosed, the Executive shall consult the CEO.

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5.2	For purposes of this Contract, “trade secrets” shall be given its broadest possible interpretation under the Danish law, and shall include (without limitation) all forms and types of financial, business, scientific, technical, economic, or engineering information, including patterns, plans, compilations, program devices, formulas, designs, prototypes, methods, techniques, processes, procedures, programs, or codes, whether tangible or intangible, and whether or how stored, that is compiled, or memorialized physically, electronically, graphically, photographically, or in writing by the Company.

5.3	Notwithstanding the foregoing, nothing contained in this Contract shall prohibit the Executive from disclosing Confidential Information to the extent necessary as required by law, including in connection with reporting possible violations of Danish law or regulation to any governmental agency or entity, or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation.

5.4	The Executive is further prohibited from using or disclosing any confidential, proprietary or trade secret information of any former employer or other person to whom he has an obligation of confidentiality. The Executive will be required to use only information that is not subject to any confidentiality or non-use obligation owed to any third party (either under applicable law or by contract), is generally known and used by persons with training and experience comparable to his own, is common knowledge in the industry or otherwise legally in the public domain or is otherwise provided or developed by or on behalf of the Company. The Executive agrees that he will not bring onto Company premises or use in his work for the ALLARITY Group any unpublished documents or property belonging to any former employer or third party that he is not authorized to use and disclose.

5.5	Upon termination of this Contract, the Executive shall return all notes, documents, and records (whether tangible or electronically stored) concerning the business of the Company and shall further arrange for full deletion or neutralization of all notes, documents, and records which he has stored electronically 1) on any private device, e.g., the Executive’s private smartphone, iPad, computer etc. or 2) saved online (“i skyen”) or possesses in hard copies. The duty of confidentiality shall survive the termination of this Contract, whatever the reason and regardless which Party serves notice.

6.	Intellectual property rights

6.1	The Executive acknowledges and agrees that all ideas, methods, inventions, discoveries, improvements, work products, developments, software, know-how, processes, techniques, works of authorship and other work product, whether patentable or unpatentable, that are (A) conceived and reduced to practice, created, invented, designed, developed, contributed to, or improved with the use of any ALLERITY Group resources and/or within the scope of the Executive’s work with the Company/ the ALLARITY Group or that relate to the business, operations or actual or demonstrably anticipated research or development of the Company/ ALLARITY Group, and that are made or conceived by the Executive, solely or jointly with others, during his employment, and/or (B) suggested by any work that the Executive performs in connection with the Company/ the ALLARITY Group during his employment and related to the business, operations or actual or demonstrably anticipated research and development of the Company/the ALLARITY Group, either while performing his duties with the Company or on his own time, shall belong exclusively to the Company/ the ALLARITY Group (or its designee), whether or not patent or other applications for intellectual property protection are filed thereon (the “Inventions”). The Executive hereby irrevocably conveys, transfers, and assigns to the Company/ the ALLARITY Group the Inventions and all patents or other intellectual property rights that may issue thereon in any and all countries, whether during or subsequent to the Executive’s employment, together with the right to file, in the Executive’s name or in the name of the Company/ the ALLARITY Group (or its designee), applications for patents and equivalent rights. The Executive agrees to reasonably assist the Company/ the ALLARITY Group with any required inventor assignments and/or declarations necessary to effect such patent filings, at the expense of Company.

Allarity Employment Agreement_Steen Knudsen_Nov. 5, 2021

6.2	Such rights include inventions, creations, designs, use patterns, trademarks, and other marks as well as copyrights and associated rights including, to the extent possible, moral rights and rights applicable rules of law and rights in know-how.

6.3	The assignment includes any right, which may be exercised at any time under the rules of law in any jurisdiction whatsoever. The assignment is subject to no restrictions whatsoever, and the Company is entitled to reassign such rights in whole or in part.

6.4	Subject to mandatory law, the Executive is not entitled to receive financial compensation for such intellectual property; as such, payment is included in the agreed compensation described in this Contract.

6.5	At Company’s request, Executive shall execute and deliver to the Company/ the ALLARITY Group all applications, assignments or other instruments and perform such other acts to assist Company in applying for obtaining patents, copyrights and other intellectual property rights recognized in Denmark, by the U.S. or any foreign country or to otherwise protect Company’s interests therein. Executive agrees to provide Company/ the ALLARITY Group all information known to or ascertainable by him and all documents and other materials and objects pertaining to Company’s rights in the Inventions that are in the possession of or accessible to him, and further, at any trial, hearing, deposition, or other legal proceeding where Executive is called as a witness by Company/ the ALLARITY Group, Executive agrees to testify to all facts pertaining to Company’s/ the ALLARITY Group’s rights in the Inventions for which Executive is competent to testify. The obligations set forth in this Section shall continue beyond the termination of Executive’s employment with Company and shall be binding upon his assigns, executors, administrators, and other legal representatives. In the event Company/ the ALLARITY Group is unable to secure Executive’s signature on any document necessary to apply for, prosecute, obtain, or enforce any patent, copyright, or other right to protection relating to any Inventions, whether due to mental or physical incapacity or any other cause, Executive hereby irrevocably designates and appoints the Company and each of its duly authorized officers and agents as his agent and attorney-in-fact, to act for and in his behalf and stead to execute and file any such document and to do all other lawfully permitted acts to further the prosecution, issuance and enforcement of patents, copyrights, or other rights or protections with the same force and effect as if executed and delivered by Executive.

7.	Compensation and Benefits

Base salary

7.1	The Executive shall receive an annual base salary of The base salary shall be subject to all customary and legally required deductions and withholdings and shall be paid in arrears with per month, on or before the last day of the month, in DKK.

7.2	The CEO and Compensation Committee of the Board of Directors of ALLARITY Group shall review the Executive’s base salary on an annual basis around February 1st of each year, next time in year 2022, for a performance-based merit increase, which may be granted in its sole discretion. Adjustments, if any, shall take effect from March 1st same year.

Allarity Employment Agreement_Steen Knudsen_Nov. 5, 2021

Management Performance Bonus (“On-target bonus”)

7.3	For calendar years commencing with calendar year 2021, the Executive shall be eligible to receive an annual bonus representing up to forty percent (40%) of the Executive’s annual Base Salary (the “Annual Bonus Target”), based on achievement of individual and corporate performance targets, metrics and/or management-by-objectives (“MBOs”) to be determined and approved by the Company (the “Annual Bonus”). The applicable individual and corporate performance targets, metrics and/or MBOs shall be determined and approved by the CEO and the Compensation Committee of the Board of Directors of ALLARITY Group (with the Executive recused from such determination), and communicated in writing to the Executive, on or before December 1 of each calendar year during the term of this Agreement. Any Annual Bonus shall be paid on an annual basis, in a single lump sum, net of taxes and withholding, on or before March 15 after the end of the calendar year for which such Annual Bonus is to be paid; provided that, prior to the payment the CEO and Board of ALLARITY Group must have determined (a) the level of achievement of the applicable individual and corporate performance targets, metrics and/or MBOs, and (b) the amount of any Annual Bonus earned by the Executive in accordance therewith for such calendar year, if any. For the avoidance of doubt, if the Executive exceeds the applicable individual and corporate performance targets, metrics and/or MBOs, at the discretion of the CEO and Board of Directors, he/she may be awarded an Annual Bonus based on such achievement in excess of the Annual Bonus Target. No Annual Bonus is guaranteed and, in addition to the other conditions for earning such Annual Bonus, the Executive must remain an employee of the Company through the end of the fiscal year for which such Annual Bonus was earned in order to be eligible for any Annual Bonus. The Company’s fiscal year runs from January 1st to December 31st of each year. This Annual Bonus is the only incentive compensation (excluding stock options provided in this Agreement), commission, or other bonus program that applies to the Executive.

7.4	The Executive will further be eligible to receive bonus under new bonus programs, if any, introduced by the ALLARITY Group for any subsequent financial years.

Prior Stock Options.

7.5	On the Effective Date , ALLARITY THERAPEUTICS, INC. shall assume the “Converted Options” set forth in Appendix 2 hereto that have previously been granted to Executive by the Company and that are to be assumed by ALLARITY THERAPEUTICS, INC. in its Recapitalization Share Exchange as more fully described in the S-4 Registration Statement (SEC File No.: 333- 258968).

7.6	If the S-4 Registration Statement is not approved by the SEC and/or the ALLARITY THERAPEUTICS, INC. does not list on the U.S. Nasdaq stock market (New York City, N.Y.), the Prior Stock Options under Section 7.5 shall remain binding on the Company.

8.	Future equity compensation

For the calendar year 2022 and thereafter, the Executive may be eligible for grants of equity compensation at the sole discretion of the ALLARITY Group. Any equity compensation will be granted under and subject to the terms and conditions of an equity compensation plan of the ALLARITY Group as then in effect. The Compensation Committee of the Board of ALLARITY Group shall establish the terms and conditions of such equity compensation in its discretion with consideration to the compensation packages paid to employees performing the same functions as employees for businesses similar to Company. Any such future grants of equity compensation shall be issued under and subject to the terms and conditions of the Allarity 2021 Equity Incentive Plan and shall be for shares of ALLARITY THERAPEUTICS, INC., listed on the U.S. Nasdaq stock market (New York, NY U.S.A.).

Allarity Employment Agreement_Steen Knudsen_Nov. 5, 2021

9.	Fringe benefits

9.1	The Company may or has provide(d) you with a laptop computer, cell phone, and/or other electronic devices, at no cost, and the Company may pay all costs relating to such electronic devices (excluding internet service) according to Company Benefits policy. Your use of such provided electronic devices is subject to Company IT policy.

9.2	You may be required to return any laptop and all other Company property to the Company upon termination of employment with the Company (or earlier if requested by the Company).

10.	Pension

The Company does not offer payment of pension contributions as part of the employment. However, if the Executive has established or during the employment decides to establish a private pension scheme with a pension fund of his/her own choice, the Company will assist as “payment-administrator” conditioned upon the Executive providing the Company with all information necessary for the Company to facilitate payment of the Executive’s own pension contribution into this pension scheme; and, provided that such pension contributions shall be deducted from base salary due to Executive.

11.	Expenses

11.1	The Company shall pay for, or refund to the Executive, all reasonable, documented expenses related to travelling or otherwise in connection with the performance of his duties on behalf of the Company/ the ALLARITY Group, upon the presentation of bills and in accordance with applicable Company policies for travel, meals, lodging and other relevant expenses. Upon the Executive’s request, the Company shall provide Executive with a corporate credit card, which Executive may utilize to pay for all reasonable business expenses.

11.2	The Executive shall, no later than sixty (60) days after the end of each calendar month submit all travel and other expenses, if any, incurred within such month to the Company’s finance department. The Executive shall prepare an expense report, which encompasses documentation for the expenses reclaimed, and the expense reports with attached receipts shall be submitted to the Company’s Chief Financial Officer (CFO) for approval, prior to the Company’s reimbursement (or for accounting records if the Executive has charged such expenses on his corporate credit card). The Company will reimburse the Executive within thirty (30) days of such submission of expenses for reimbursement.

12.	Public holidays and statutory holidays

12.1	The Company is closed for business on all Danish public holidays, including New Year’s Day, Maundy Thursday, Good Friday, Easter Sunday, Easter Monday, Great Prayer Day, Ascension Day and Whit Monday, and the Executive is entitled to have the day off with normal payment.

12.2	The Executive will continue to accrue statutory holidays subject to the provisions of the Danish Holiday Act and is thus entitled to holiday and holiday compensation (in Danish: “ferietillæg”) in accordance with the Danish Holiday Act. The Executive receives normal Base Salary during holiday when utilizing holiday accrued during his employment with the Company.

12.3	While taking the interest of the ALLARITY Group into consideration, the Executive may plan his vacation time; however, the Executive shall inform the CEO of his holiday plans reasonably in advance of his taking holiday and adjust his plans, if practicable and necessary, at the request of the CEO.

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13.	Term and termination

13.1	This Contract shall come into force as of the Effective Date and shall continue in force and effect until otherwise terminated as provided below.

13.2	The Contract may be terminated by both Parties in accordance with the provisions of the Danish Salaried Employees Act, i.e., by the Executive with a notice of one month and by the Company with the following notices (from date of first employment):

●	with a notice of 1 month, if notice is served within 5 months.

●	with a notice of 3 months, if notice is served within 2 years and 9 months,

●	with a notice of 4 months, if notice is served within 5 years and 8 months,

●	with a notice of 5 months, if notice is served within 8 years and 7 months,

●	with a notice of 6 months, if notice is served hereafter.

13.3	Both Parties must serve the notice in writing, and the notice must reach the recipient no later than the last day of the calendar month.

The 120 days rule

13.4	Regardless of the above notices, the Parties agree that the Company may terminate the employment with 1 months’ notice to the end of a calendar month when the following 3 conditions have been met:

1)	the Executive, within a period of 12 consecutive months, has received salary during sick leave for 120 full days inclusive of Sundays and public holidays,

2)	notice is served by the Company immediately upon the expiry of the 120 sick leave days, and

3)	notice is served while the Executive is still sick.

13.5	In the event that the Executive’s employment is terminated by the Company, the Executive’s entitlement to continuing base pay shall be determined by the Danish Salaried Employees Act.

14.	Costs and payments

All payments made pursuant to this Contract shall be subject to withholding of applicable income and employment taxes. The Company may withhold from any payments made under this Contract all authorized or legally required deductions and withholdings, including but not limited to income, employment, and social insurance taxes. Except as expressly provided for in this Contract, nothing in this Contract shall create any obligation on the part of the Company or the ALLARITY Group to indemnify, reimburse, gross up, or otherwise compensate the Executive for any taxes, interest, penalties, costs, losses, damages, or expenses arising out of any violation of tax laws or any corresponding provision of law.

15.	Restrictive Covenants

Special position of trust

15.1	The Executive acknowledges that: (i) he performs services of a unique nature for the Company that are irreplaceable, and that the Executive’s performance of such services for a Competing Business (as defined below) will result in irreparable harm to the Company/ the Allarity Group; (ii) the Executive will have access to Confidential Information (as defined below), which, if disclosed, would unfairly and inappropriately assist in competition against the Company or the ALLARITY Group; (iii) the Company and the ALLARITY Group have substantial relationships with their clients, business partners, and investors, and the Executive will have access to these persons and entities; (iv) the Executive will generate goodwill for the Company/ the ALARITY Group in the course of the Executive’s employment. Accordingly, the Company has a justifiable reason to impose the below combined restrictions on the Executive.

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Non-competition

15.2	The Executive agrees that he will not, upon termination of the employment and for a period of 6 months after his resignation (the “Restricted Period”), directly or indirectly, own, manage, operate, control, be employed by (whether as an Executive, consultant, independent contractor or otherwise, and whether or not for compensation) or render services to any person, firm, corporation or other entity, in whatever form, engaged in a Competing Business, or with respect to which the Company has spent significant time or resources analyzing for the purposes of engaging, on the date of termination, in Denmark, any state of the United States, in other European countries, or in any country in which the Company conducts business or has made plans and taken significant steps to conduct business (a “Planned Competing Business”).

15.3	Notwithstanding the foregoing, nothing herein shall prohibit the Executive from being a passive owner of not more than 2% of the equity securities of a publicly traded corporation engaged in a Competing Business or Planned Competing Business, so long as the Executive has no active participation in the Competing Business or Planned Competing Business of such corporation. For purposes of this Section 15.2, “Competing Business” shall mean the research, development and/or sale of cancer therapeutics together with drug efficacy prediction technology (e.g. companion diagnostics, predictive biomarkers) for the treatment of cancer, including, without limitation, products or services designed to make such technology available to patients and businesses in the healthcare industry, or any other material business in which the Company/ the ALLARITY Grupo is engaged as of the date of the expiry of the Executive’s notice period. In addition, if the Company or a controlling interest in the Company is acquired by another entity during the term of this Contract, in such circumstances the restrictions in this Section 15.2 will not be applicable to any business activities of the acquiring entity (and/or its affiliates) except to the extent that either (i) such business activities would constitute a Competing Business or Planned Competing Business (other than by reason of the acquisition itself), or (ii) the Executive after such acquisition is directly involved in the conduct, management or supervision of such business activities.

Non-solicitation

15.4	Upon termination of the employment and during the Restricted Period, the Executive shall not, individually or on behalf of any other person, company, corporation or other entity that is, or was during the twelve (12) month period prior to the date of notice, a costumer, partner or investor etc. of the Company/ the ALLARITY Group (the “Client” or “Clients”) and with which the Executive has had contact on behalf of the Company/ the ALLARITY Group, during the past 12 months prior to the date of notice ( cf. section 6, subsection 1, no. 1 of the Danish Act on Restrictive Covenants), do business with, solicit, aid or induce (or attempt to do business with, solicit, aid or induce) any Clients or otherwise interfere with the relationship of such Clients.

15.5	The non-solicitation provision prohibits the Executive from approaching the Client as well as it prohibits the Executive from acting on any approach from the Client, and further has the implication that the Executive is prohibited from accepting employment with or work for Clients as a board member, consultant or similar.

General provisions

15.6	As the Executive, as per the date of this Contract, has been employed by the Company for more than 6 months, the Parties agree that the seniority requirement of section 7, no. 2) cf. section 5, no. 3) and section 6, no. 2) of Danish Act on Restrictive Covenants, is met.

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15.7	Furthermore, the Executive has been informed that he, on the terms specified below, is entitled to receive compensation in the period during which the combined restriction clause is in force, cf. section 7, no. 2) cf. section 5, no. 4) and section 6, no. 3) of the Danish Act on Restrictive Covenants.

15.8	In compensation for assuming the combined restriction clause, the Executive shall receive a monthly payment, in the period during which the combined restriction clause applies, equaling sixty percent (60%) of the Executive’s Base Salary, pension, bonus and all other fringe benefits with a tax value (hereinafter referred to as the “Salary”), calculated as per the date of resignation. Compensation is paid out in accordance with section 9 of the Danish Act on Restrictive Covenants, including a lump sum compensation for the first 2 months (hereinafter referred to as the “Lump Sum”), payable on the date of resignation at the latest.

15.9	The Executive’s entitlement to compensation (except from the Lump Sum) shall lapse if he fails meet his legal obligation to mitigate damages (in Danish: “tabsbegrænsningspligt”) in the period during which the combined restriction clause applies, by actively seeking suitable new employment, cf. section 9, subsection 4 of the Danish Act on Restrictive Covenants.

15.10	In case the Executive obtains suitable new employment in the period during which the combined restriction clause applies, the compensation shall, as of the 3rd month and up to and including the 6th month after his resignation, be reduced to 24% of the Salary, cf. section 9, subsection 1 of the Danish Act on Restrictive Covenants.

15.11	The Company may terminate this combined restriction clause at any time, even after the Executives’ resignation, at one (1) months’ notice to the end of a month, whereupon the Company’s obligation to pay compensation, cf. section 10, subsection 1 of the Danish Act on Restrictive Covenants, shall cease. However, the Executive shall sustain the entitlement to the Lump Sum, provided however, the conditions of section 10, subsection 2 of the Danish Act on Restrictive Covenants are being met.

15.12	Upon the termination of the employment whoever is the terminating party, the Company has an obligation to prepare and hand out to the Executive a list of the specific Clients being subject to this combined restriction clause, cf. section 6, subsection 2 of the Danish Act on Restrictive Covenants.

15.13	In case of the Executive’s breach of this combined restriction clause, an injunction may be applied for without the provision of security, and the Executive shall be liable to pay liquidated damages in Danish: “konventionalbod”) with an amount equal to 6 x Salary (as defined above) for each breach committed. Payment of liquidated damages shall not cause the combined restrictions clause to terminate. In case of continued breach of the combined restrictions clause, a breach shall be deemed committed in each calendar month or part hereof during which breach has taken place. In case the Company’s/ the ALLARITY Group’s loss exceeds the liquidated damages hereby agreed upon, the Executive shall indemnify the Company/ the ALLARITY Group for such loss.

16.	Waiver of Breach

A waiver by the Company or the Executive of any breach of any provision of this Contract by the other Party shall not operate or be construed as a waiver of any other or subsequent breach by the other Party.

17.	Disclosure to future employers

During the Restricted Period the Executive shall provide, and Executive acknowledges and agrees that the Company in its sole discretion similarly may provide, a copy of this Contract to any business or enterprise that the Executive may directly or indirectly own, manage, operate, finance, join, control or in which Executive may participate in the ownership, management, operation, financing, or control, or with which Executive may be connected as an officer, director, Executive, partner, principal, agent, representative, consultant or otherwise.

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18.	Changes in Role or Title

Executive acknowledges that the covenants in this Contract are given in exchange for, among other things, employment and the terms and conditions of such employment. The covenants are not tied to the Executive’s present role, title, or responsibilities. Therefore, the Executive acknowledges and agrees that the covenants contained in this Contract shall survive any change in the Executive’s role, title, responsibilities, compensation, benefits or other terms and conditions of employment. The CEO of ALLARITY Group may change the role or title of Executive in the CEO’s sole discretion.

19.	Miscellaneous

19.1	The Executive is made aware that the shares of the ALLARITY THERAPEUTICS, INC. is expected to be listed on U.S. Nasdaq stock market and that the Executive may become subject to specific restrictions mentioned in – or in pursuance of – the US Securities legislation. With the purpose of safeguarding internal knowledge and dealing with the shares issued by ALLARITY THERAPEUTICS, INC. in a proper and lawful manner, the Executive shall always act in full compliance with the policies/guidelines issued by ALLARITY THERAPEUTICS, INC.

19.2	The Executive may not receive loans, gifts, or other benefits from the Company’s/ the ALLARITY Group’s customers/clients or business partners, except for normal gifts at Christmas or similar.

19.3	The Executive is obliged to inform the Company of any change of home address to the effect that any notices (including termination notice) forwarded by the Company to the address last stated by the Executive is considered as having reached the Employee as of the date on which the notice reached this address.

19.4	During the employment, the Executive is prohibited from being directly or indirectly engaged with or interested in any company or business activity, which is competing with the Company/ the ALLARITY Group. If the cohabiting spouse of the Executive, or a person with whom the Executive is in a relationship, participates in such activity, the Company shall be informed hereof immediately. However, the Executive shall not be prohibited from carrying out normal placement of funds in shares listed on a regulated market or equivalent market to the extent that the Executive holds less than 3% of the shares listed by the given company.

19.5	If the Executive is absent due to illness or for other reasons, the absence must be reported to the CEO immediately by phone and e-mail or SMS, at the start of the first working day of the illness. If possible, the Executive shall report the expected duration of the absence.

19.6	For the substantiation of illness, the Company may require the Executive to provide a self- certification form or a fit for work certificate, and the Company shall pay all costs related hereto. The Executive has an obligation to participate in a mandatory sickness absence interview, unless the Employee, via a medical statement, can substantiate his incapacity to participate in person or on the telephone in such mandatory sickness absence interview. Any failure by the Executive to meet the request for substantiation of his illness, the participation in the mandatory sickness absence interview or the preparation of a fit for work certificate, etc. is to be considered as a substantial breach of the Executive’s obligation to cooperate loyally with the Company and may, depending on the circumstances, entitle the Company to terminate the Contract with or without notice (in Danish: opsigelse/ophævelse).

Allarity Employment Agreement_Steen Knudsen_Nov. 5, 2021

19.7	In connection with illness, the Executive is obligated to meet all information and substantiation requirements of his/her municipality of residence (In Danish: bopælskommune) to facilitate the Company’s possibility to receive sick pay reimbursement from the municipality. Any failure to complete and forward reimbursement request forms and any failure to participate in the follow-up work of the municipality may, depending on the circumstances, entail a set-off against the Executive’s salary by an amount equalling the amount, which the Company is precluded from receiving reimbursement for, due to the conduct of the Executive. The Company may furthermore terminate the employment Contract due to the Executive’s disloyal conduct.

20.	Amendment of the Contract

The Contract may not be amended or modified except by a written modification signed by the Parties, except for those changes expressly reserved to the Company’s discretion in this Contract.

21.	Governing Law and dispute settlement

21.1	This Contract shall be governed by and construed in accordance with Danish law, including the Danish Salaried Employees Act and the Danish Holiday Act. No Collective Agreement nor any Company Handbook applies.

21.2	Any dispute between the Parties relating to this Contract shall be attempted solved by negotiation. In case the Parties are not able to negotiate an amicable solution, the dispute shall be solved by the ordinary courts in Denmark.

22.	Assignment

The Company may assign its rights and obligations hereunder to any person or entity that succeeds to all or substantially all of the Company’s business or that aspect of the Company’s business in which Executive is principally involved. The Company is not required to obtain consent from Executive prior to any such assignment but is entitled to give notice of the change in accordance with any such notification requirement according to Danish law. The Executive may not assign Executive’s rights and obligations under this Contract.

23.	Privacy notification

As part of the employment, the Company will process several theExecutives’ personal data. The processing of this data will be in accordance with fair practice for the handling of personal data and in conformity with the rules on processing of personal data, including GDPR, in force at all times.

24.	Signatures

This Contract shall be signed by both Parties, in duplicate, and one original shall be kept by each of the Company and the Executive.

{signature page follows}

Allarity Employment Agreement_Steen Knudsen_Nov. 5, 2021

Date: November 15, 2021

Allarity Therapeutics A/S

by:	/s/ Steve R. Carchedi
Steve R. Carchedi
Chief Executive Officer

Date: November 15, 2021

The Executive

/s/ Steen Knudsen
Steen Knudsen, Ph.D.

Allarity Employment Agreement_Steen Knudsen_Nov. 5, 2021

Appendix 1

OTHER BOARD ROLES

None.

Allarity Employment Agreement_Steen Knudsen_Nov. 5, 2021

Appendix 2

ALLARITY THERAPEUTICS A/S
CONVERTED OPTIONS

Name: Steen Knudsen

Address:

Grant Number: 21-009

Date of Grant: July 7, 2021

Vesting Commencement Date: July 7, 2021

Exercise Price per Share:

Total Number of Shares:

Type of Option: Converted Option

Expiration Date:	Two (2) years from the vesting of any Warrants; provided that the Warrants expire earlier if the Warrantholder’s employment terminates earlier, as described in the Warrant Grant Agreement and Plan.

Vesting Schedule:	Subject to the limitations set forth in the Warrant Grant Agreement, the Options will vest in accordance with the following schedule:

●	Twenty-five percent (25%) upon the Date of Grant.

●	The remaining seventy-five percent (75%) vesting 1/36th monthly over the next 36 months from the Date of Grant.